UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 13, 2009

Cornerstone Therapeutics Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50767	04-3523569
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1255 Crescent Green Drive, Suite 250, Cary, North Carolina		27518
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	919-678-6611

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 13, 2009, Cornerstone Therapeutics Inc. (the "Company") and Brian Dickson M.D., the Company’s Chief Medical Officer, mutually agreed that Dr. Dickson will retire from the Company on October 16, 2009. Following Dr. Dickson’s retirement, Alan Roberts, Vice President, Scientific Affairs will assume primary responsibility for coordinating all medical activities of the Company.

In connection with Dr. Dickson’s separation from the Company, and subject to his execution and delivery of a severance agreement and release drafted by and satisfactory to counsel to the Company, Dr Dickson will be entitled to receive, among other things, the following severance benefits pursuant to Section 5.4 of his Amended and Restated Executive Employment Agreement dated May 6, 2009 (the "Employment Agreement):

• a lump sum payment in an amount equal to his current annual base salary and a pro rata portion of his target cash bonus for 2009;

• monthly payments in the amount of 100% of the monthly COBRA premiums for continued health and dental coverage for him and his dependents and 100% of the amount of the monthly premiums paid by the Company for life insurance and disability insurance for him until the earlier of one year after his last day of employment or the last day of the first month when he is eligible for health benefits through other employment; and

• accelerated vesting of one year of his outstanding unvested stock options.

The Company has previously filed the Employment Agreement as Exhibit 10.12 to the Company’s Current Report on Form 8-K dated May 13, 2009. The Company refers you to such exhibit for the complete terms of that agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cornerstone Therapeutics Inc.

October 16, 2009	By:	/s/ David Price

Name: David Price
Title: Executive Vice President, Finance and Chief Financial Officer